NEWS www.twitter.com/ford www.facebook.com/ford www.instagram.com/ford www.medium.com/@ford Jon M. Huntsman Jr. and His Global Policy, Trade Expertise Returning to Ford Motor Company’s Board of Directors DEARBORN, Mich., Oct. 15, 2020 – Jon M. Huntsman Jr. is returning to Ford’s board of directors, three years after stepping aside to become U.S. ambassador to Russia. With Huntsman’s re-election as a director, the board has 14 members. “I’m thrilled that we will again benefit from Jon’s extraordinary experience, insights and relationships,” said Executive Chairman Bill Ford. “His career and accomplishments in global policy and trade are incomparable.” Originally elected as a Ford director in 2012, Huntsman gave up the board seat in September 2017 to become the United States senior diplomat to Russia under President Donald J. Trump, a position in which he served for two years. Previously, Huntsman was U.S. ambassador to China from 2009 to 2011 under President Barack Obama and ambassador to Singapore in the early 1990s under Presidents Bill Clinton and George H.W. Bush. Huntsman’s multiple federal trade assignments included two years as Deputy U.S. Trade Representative in President George W. Bush’s administration. Across all of his trade roles, Huntsman negotiated or brokered dozens of trade and investment agreements in Asia Pacific and Africa. Huntsman served as governor of the State of Utah from January 2005 to August 2009. Prior to his extensive public career, Huntsman was an executive of Huntsman Corporation, an innovative global chemicals company whose compounds are the building blocks for countless consumer and industrial products. In September 2020, he returned to Chevron’s board of directors. At Ford, Huntsman will be a member of the board’s Nominating and Governance, Compensation, and Sustainability and Innovation committees. Huntsman is a graduate from the University of Pennsylvania with a degree in International Politics. Reference Information For biographical information and a photo of Jon Huntsman, click here . # # # About Ford Motor Company Ford Motor Company (NYSE: F) is a global company based in Dearborn, Michigan. The company designs, manufactures, markets and services a full line of Ford cars, trucks, SUVs, electrified vehicles and Lincoln luxury vehicles, provides financial services through Ford Motor Credit Company and is pursuing leadership positions in electrification; mobility solutions, including self-driving services; and connected services. Ford employs approximately 188,000 people worldwide. For more information regarding Ford, its products and Ford Motor Credit Company, please visit corporate.ford.com . 1

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